NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                            Vice President - Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5550

                       COLUMBUS MCKINNON COMPLETES SALE OF
                         FORREST CITY, ARKANSAS PROPERTY


AMHERST,  N.Y.,  September  8, 2006 -- Columbus  McKinnon  Corporation  (Nasdaq:
CMCO), a leading designer, manufacturer and marketer of material handling products, today announced that it completed the sale of a 37 acre property that included a 256,700 square foot building in Forrest City, Arkansas for $1.65 million on September 5, 2006. The favorable effect to net income in the second quarter of fiscal 2007 ending on October 1, 2006 will be $0.3 million, or approximately $0.01 per diluted share.

Timothy T.  Tevens,  President  and CEO of  Columbus  McKinnon  commented,  "The building was sold as a result of our facility rationalization and lean manufacturing efforts. The proceeds from the sale will be used to pay down our debt to reduce interest expense and further enhance our strategic flexibility. Our strategy is to continue to grow our top line through geographic expansion, new product innovation and bolt-on acquisitions, while enhancing our profitability."



ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.
-----------------------

SAFE HARBOR STATEMENT

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings involving known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements or other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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